Exhibit 5.1

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

June 30, 2025

Eldorado Gold Corporation
1188-550 Burrard Street
Vancouver, British Columbia, Canada
V6C 2B5

Dear Sirs/Mesdames:

Re:	Eldorado Gold Corporation Amended and Restated Stock Option Plan (the “Stock Option Plan”) and Amended and Restated Performance Share Unit Plan (the “PSU Plan” and together with the Stock Option Plan, the “Plans”) – Registration Statement on Form S-8

We have acted as Canadian counsel to Eldorado Gold Corporation (the “Corporation”), a company existing under the laws of Canada, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Corporation on or about June 30, 2025 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Corporation of an additional 7,183,172 common shares of the Corporation pursuant to the Stock Option Plan and an additional 1,310,000 common shares of the Corporation pursuant to the PSU Plan (such common shares, the “Common Shares”).

We have examined: (a) the Registration Statement, (b) the Plans, and (c) the articles of the Corporation. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

In expressing this opinion, we have relied upon certified copies of the resolutions of the board of directors of the Corporation dated April 15, 2025, and of the shareholders of the Corporation dated June 3, 2025. On the basis of the foregoing, we are of the opinion that, when the Common Shares are issued as contemplated in the Plans, including the receipt by the Corporation of the consideration therefor, the Common Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP